Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Rights)

of

E2open, Inc.

at

$8.60 Net Per Share

by

Eagle Acquisition Sub, Corp.

a wholly-owned subsidiary of

Eagle Parent Holdings, LLC

February 26, 2015

To Our Clients:

Enclosed for your consideration are the offer to purchase, dated February 26, 2015 (as it may be subsequently amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) in connection with the offer by Eagle Acquisition Sub, Corp. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Eagle Parent Holdings, LLC, a Delaware limited liability company (“Parent”), which is controlled by Insight Venture Partners IX, L.P., Insight Venture Partners IX (Co-Investors), L.P., Insight Venture Partners (Cayman) IX, L.P., each a Cayman Islands exempted limited partnership, and Insight Venture Partners (Delaware) IX, L.P., a Delaware limited partnership (collectively, the “Sponsors”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (together with the associated rights issued pursuant to the Preferred Shares Rights Agreement, dated January 16, 2015, by and between E2open, Inc. and Computershare Trust Company, N.A., the “Shares”), of E2open, Inc., a Delaware corporation (“E2open”), at a price of $8.60 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $8.60 per Share, net to you in cash, without interest thereon and less any applicable withholding taxes.

2. The Offer is being made for any and all outstanding Shares.

3. The Offer and withdrawal rights expire at midnight, New York City time, at the end of March 25, 2015, unless extended (such date and time, as it may be extended in accordance with the terms of the Merger Agreement (as defined herein), the “Expiration Date”).

4. The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (i) the number of Shares validly tendered and not withdrawn in accordance with the terms of the Offer prior to the Expiration Date, together with any Shares then owned by Purchaser or Parent, shall equal at least a majority of all then outstanding Shares as well as Shares that E2open would be required to issue upon conversion, settlement or exercise of all then outstanding options, benefit plans, obligations or securities convertible or exchangeable into such Shares, or other rights to acquire or be issued such Shares, for which E2open has received notices of exercise or conversion prior to the Expiration Date (excluding

Shares tendered pursuant to guaranteed delivery procedures in respect of which either the stock certificates or the agent’s message, as applicable, have not yet been received by the depositary pursuant to such procedures in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”)), (ii) any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated and (iii) no order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation, or writ (whether temporary, preliminary or permanent) shall have been issued or granted, or federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement shall have been enacted, issued or promulgated, by any governmental authority having the effect of preventing or otherwise prohibiting the consummation of the Offer or the Merger (as defined below), or of making the Merger or the Offer illegal.

5. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 4, 2015 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and E2open. The Merger Agreement provides, among other things, that as promptly as practicable following the acceptance for payment of Shares pursuant to and subject to the conditions to the Offer, and subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, Purchaser will be merged with and into E2open (the “Merger”), with E2open continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent.

6. After careful consideration, E2open’s board of directors, among other things, has unanimously (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, E2open and its stockholders; (ii) determined that it is in the best interests of E2open and its stockholders, and declared it advisable, to enter into the Merger Agreement; (iii) approved (A) the execution and delivery by E2open of the Merger Agreement, (B) the performance by E2open of its covenants and agreements in the Merger Agreement and (C) the consummation of the Offer, the Merger and the other transactions contemplated in the Merger Agreement, including the Tender and Support Agreement with each of (i) Crosspoint Venture Partners 2000, L.P. and Crosspoint Venture Partners 2000 (Q), L.P. and (ii) Mumford Family Trust, Mumford Lana’i LLC and Mumford CVP 2000, L.P.; and (iv) resolved to recommend that E2open’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

7. Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Rights)

of

E2open, Inc.

at

$8.60 Net Per Share

by

Eagle Acquisition Sub, Corp.

a wholly-owned subsidiary of

Eagle Parent Holdings, LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated February 26, 2015 (as it may be subsequently amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Eagle Acquisition Sub, Corp. to purchase all of the outstanding shares of common stock, par value $0.001 per share (together with the associated Rights, the “Shares”), of E2open, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Dated , 2015
Name(s)

* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.
Address(es)

Zip Code

3